Exhibit 10.12
Rayonier Advanced Materials Inc.
2026 Restricted Stock Unit Award Agreement
This agreement (“Award Agreement”) is entered into by and between Rayonier Advanced Materials Inc., a corporation organized under the laws of the State of Delaware, with its principal office at 1301 Riverplace Boulevard, Suite 2300, Jacksonville, FL 32207 (the "Company"), and the undersigned qualified individual ("Participant"), pursuant to the Rayonier Advanced Materials Inc. 2023 Incentive Stock Plan, as amended (the "Plan"), as of this 1st day of March 2026 (the “Effective Date”).
W I T N E S S E T H :
WHEREAS, the Compensation and Management Development Committee of the Company's Board of Directors, in its capacity as the Committee under the Plan (the "Committee"), desires to advance the best interests of the Company by recognizing the achievements of Participant and Participant’s continued responsibilities;
WHEREAS, the Committee has expressed an intention to grant to Participant Restricted Stock Units, as defined in the Plan ("Units"), with such Units to vest as provided in this Award Agreement, provided Participant remains continuously employed by the Company from the date hereof through the Vesting Date, and otherwise subject to all terms and conditions of this Award Agreement, the Plan and any Appendix (the “Award”); and
WHEREAS, this Award Agreement is being entered into to convey the Award of Units to Participant.
NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:
1. Definitions
All capitalized terms not expressly defined in this Award Agreement and used herein shall have the same meaning set forth in the Plan, a copy of which has been provided to Participant.
2. Award of Units; Vesting
(a) Award. Participant is hereby awarded ___ Restricted Stock Units, subject in all respects to the terms of this Award Agreement and the Plan, as of the Effective Date.
(b) Vesting. Participant shall become vested with respect to, and thereupon have a non-forfeitable right to, the shares of Stock underlying the Units granted pursuant to Section 2(a) on March 1, 2029, subject to possible Accelerated Vesting under Section 2(d) below, provided that, Participant shall have remained continuously in the employ of the Company (or any Participating Company) from the Effective Date through such vesting date (herein referred to as the "Vesting Date").
(c) Termination of Employment. Except as provided in Section 2(d), if Participant's employment with the Company or any Participating Company, as applicable, is terminated for any reason before the Vesting Date, then all of the Units subject to this Award Agreement, and all dividend equivalents and accrued earnings thereon, if any, shall immediately be forfeited to the Company, and Participant shall have no further rights to such Units, the underlying shares of Stock or any dividend equivalents or accrued earnings thereon from and after the date of such termination.
(d) Accelerated Vesting. Subject to and in accordance with the provisions of the Plan and Section 5(e) of this Agreement, the Committee may, in its sole discretion, provide for accelerated vesting of all or a portion of the Award in the event of Participant’s death, Total Disability or Retirement or in connection with a Change in Control or in other special circumstances. Any vesting event that occurs pursuant to this Section 2(d) is referred to herein as “Accelerated Vesting.”
(e) Withholding Taxes. On the Vesting Date, or at any other time when withholding is required under the Code or under the applicable provisions of any Applicable Law, including any federal, provincial, state or local law, relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of Participant, the Company shall have the right to require Participant to pay to the Company the amount of taxes that the Company is required to withhold as a condition precedent to the payment of the Award. In the Committee’s discretion, the Company shall have the right to retain, or sell without notice, a sufficient number of shares of Stock underlying the then vesting Units held by Participant to cover the amount required to be withheld, or to withhold such amount from any other amounts due to Participant by the Company, subject to Applicable Law. The Committee may, in its discretion, require or permit Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable pursuant to the Award withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the Vesting Date not in excess of the amount to be used for tax withholding, in the Committee’s discretion, subject to Applicable Law. The Company may deduct from all dividend equivalents paid with respect to vested Units granted hereunder, and from any earnings deemed accrued thereon as hereinafter provided, the amount of taxes, if any, that the Company is required to withhold with respect to such amounts.
3. Restrictions; Stockholder Rights; Dividends
(a) Sale; Exchange, etc. Participant acknowledges and agrees that prior to the Vesting Date the Units are subject to a restriction against sale, exchange, hypothecation, assignment, transfer (including by gift), pledge or other encumbrance (each, a “Transfer”), except as provided in Section 17(f) of the Plan with the prior written consent of the Committee, which consent shall require of the proposed transferee an undertaking to be bound by the terms of this Award Agreement, including forfeiture upon the termination of the employment of Participant before the Vesting Date. Any Transfer of vested Units shall only be undertaken in compliance with Applicable Law, including applicable securities laws and Company policies. Participant acknowledges that Participant will continue to be subject to any applicable provisions of the Plan, including without limitation Sections 15 and 16, notwithstanding the vesting or Transfer of any such Units.
(b) Stockholder Rights. Participant, as the owner of Units granted hereunder, shall not have any rights of a stockholder, including but not limited to, the right to vote or, subject to Section 3(c) below, the right to receive dividends until the issuance of Stock to Participant in respect of such Award.

(c) Dividend Equivalents.
(i) Dividends Accumulated. In the event a cash dividend is declared and paid with respect to the Stock, a dividend equivalent equal to the per share amount of such dividend shall be credited on all Units underlying the Award and outstanding on the record date for such dividend. Any such dividend equivalents and any accrued earnings thereon, as provided for in Section 3(c)(ii) below, shall be accumulated and credited to an account for Participant and shall be subject to the same terms and conditions, including vesting restrictions, as the underlying Units with respect to which the dividend equivalents are credited. Any dividend equivalents, plus any accrued earnings thereon, that are earned and not forfeited shall be paid in cash on the Payout Date (as provided in Section 3(c)(iii) below).
(ii) Interest on Withheld Cash Dividends. Participant shall be credited and paid a cash amount equal to the amount of interest that would have accrued on all dividend equivalents accumulated under Section 3(c)(i) and paid in cash in respect of Stock vested on the Vesting Date, had all such dividend equivalents earned interest at a rate equal to prime rate as reported in the Wall Street Journal, adjusted and compounded annually, from the date such cash dividends were paid by the Company on the Stock.
(iii) Payout Date. The date of payment to Participant (the “Payout Date”) of dividend equivalents and accrued earnings thereon, if any, shall be not later than fifteen (15) days following the Vesting Date.
(iv) Unfunded Obligation. Insofar as this Section 3(c) provides for payments to Participant in cash, this obligation shall be unfunded and, in particular, the Company shall not be obligated to segregate amounts in respect of the dividend equivalents earned on the Stock or any amount in respect of interest deemed to accrue hereunder. Although bookkeeping accounts may be established with respect to Participant by virtue of the operations of this Section 3(c), any such accounts are merely a bookkeeping convenience. Any liability of the Company to Participant shall be based solely upon the contractual obligation arising under this Award Agreement.
4. Conformity with Securities Laws
The grant of Units hereunder (and any transfers thereof) is subject to compliance with all applicable securities laws. Participant hereby represents to the Company that Participant is acquiring the Units, and any underlying shares of Stock to which Participant may become entitled upon vesting of such Units, for investment purposes only and not with a view to the distribution thereof. The book entries or certificates, as applicable, representing Stock issued by the Company pursuant to this Award Agreement may reflect or bear a legend describing the restrictions on resale thereof under applicable securities laws, and stop transfer orders with respect to any such shares may be entered in the stock transfer records of the Company.
5. Miscellaneous
(a) Assignments and Transfers. The rights and interests of Participant under this Award Agreement may not be assigned, encumbered or transferred, except as provided for in this Award Agreement and the Plan.

(b) No Right to Employment. Neither this Award Agreement nor any action taken hereunder shall be construed as giving Participant any right to be retained in the employ of any Participating Company.
(c) Headings. The headings contained in this Award Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Award Agreement.
(d) Consistency with the Plan. The provisions of the Plan are incorporated herein by reference and shall govern as to all matters not expressly provided for in this Award Agreement. This Award Agreement is subject to all the provisions of the Plan. It is expressly agreed and understood that in the case of any inconsistency between the provisions of this Award Agreement and the Plan, the provisions of the Plan shall control, as determined in the sole judgment of the Committee.
(e) Code Section 409A. Although the Company does not guarantee to Participant any particular tax treatment relating to the Award, it is intended that the Award be exempt from Code Section 409A and the regulations and guidance promulgated thereunder, specifically including the short-term deferral exception set forth in Treasury Regulation Section 1.409A-1(b)(4), and this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant by virtue of Code Section 409A or any damages for failing to comply with Code Section 409A.
(f) Choice of Law; Venue. This Award and Award Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Florida (other than its conflict of law principles). Participant consents to the exclusive venue and jurisdiction of the state and federal courts located in Florida and waives any objection based on lack of jurisdiction or inconvenient forum.
(g) Clawback. The Award and any shares of Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other similar action pursuant to applicable Plan provisions and any applicable clawback or recoupment policy of the Company, as may be in effect from time to time, or as otherwise required by law.
(h) Amendment; Waiver. This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties to this Agreement. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
(i) Electronic Delivery and Acceptance. The Company may, in its sole discretion, elect to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(j) No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or

Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
(k) Applicable Law; Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to Applicable Law and any special terms and conditions set forth in any appendix to this Agreement specific to any country outside of the U.S., which appendix shall constitute part of this Award Agreement. Moreover, if Participant relocates to a different country, any special terms and conditions in the applicable appendix for such other country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with Applicable Law or facilitate the administration of the Plan in such country.
IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed and delivered on the Effective Date first above written.

PARTICIPANT RAYONIER ADVANCED MATERIALS INC.

Sign personalized document Sign personalized document

Name: _________________ Lise Gingras
Employee ID: ____________ Vice-President, Human Resources

Appendix
Canada
1.Nature of the Grant. In accepting the Award, Participant acknowledges that:
a.the Plan is established voluntarily by the Company, is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
b.the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan, or benefits in lieu of awards under the Plan, even if awards under the Plan have been granted repeatedly in the past;
c.all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
d.Participant is voluntarily participating in the Plan. Participant (i) has reviewed the terms and conditions of the Plan, the Award Agreement and this Appendix and understands his or her rights, restrictions and obligations thereunder, and (ii) has been afforded the opportunity to obtain counsel and advice with respect to the Plan, the Award Agreement and this Appendix;
e.the Award and the shares of Stock subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or other Participating Company which employs Participant (“Employer”), and which is outside the scope of Participant’s employment contract, if any;
f.the Award and the shares of Stock subject to the Award are not intended to replace any pension rights or compensation;
g.the Award and the shares of Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Participating Company, except as may be required by applicable employment standards legislation;
h.the Award and Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Participating Company;
i.the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;
j.in consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local Applicable Law) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
k.for purposes of the Plan and this Award, Participant’s employment shall be considered to have terminated effective on the later of (i) the last day of Participant’s actual and active employment with the Company (or any Participating Company), whether such date is selected by agreement, unilaterally by the Company (or any Participating Company) and whether with or without advance notice to Participant; and (ii) the end of the minimum notice period during which benefits must be continued pursuant to applicable employment standards legislation. For the avoidance of doubt, no period of notice or payment in lieu of notice (except in the case of (ii) above) that is given or that ought to have been given under statute, contract, civil law, common law in respect of such termination of employment that follows or is in respect of a period after Participant’s last day of actual and active employment shall be considered as extending the period of employment for the purpose of determining Participant’s entitlements under the Plan and this Award; and
l.the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover or transfer of liability, except as provided under local Applicable Law.
2.Currency Fluctuation. Neither the Company nor any other Participating Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the Award, or any amounts due to Participant pursuant to the settlement of the Units or the subsequent sale of any Shares acquired upon settlement.
3.Language. Except for Quebec Participants, if Participant received this Award Agreement or any other document related to this Award or the Plan which is translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
4.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
5.French Language. Participant has expressly requested that this Award Agreement, the Plan and all documents related thereto be drafted in English. Le participant a demandé que cette entente, le Plan et tous documents connexes soient rédigés en anglais.1
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1 For Quebec participants only.

6.Tax Consequences and Withholding.
a.Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (the “Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Units, the subsequent sale of shares acquired pursuant to such settlement and the receipt of any dividend equivalents, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.Notwithstanding anything in Section 2(e) of the Award Agreement to the contrary, any tax withholding obligation arising with respect to the Award may in no event be satisfied by (i) the withholding of a portion of the shares of Stock underlying the Units then vesting or (ii) delivery of previously acquired shares of Stock through actual tender or attestation. Participant authorizes the Company and/or the Employer to collect the Tax-Related Items through one of the following alternative methods: (a) withholding from Participant’s wages or other cash compensation paid to Participant by the Company or any Participating Company; and/or (b) any other method approved by the Company and permitted under Applicable Law.
7.Dividend Equivalents. Notwithstanding anything in Section 3(c) or any other provision of the Award Agreement to the contrary, Participant will not be granted any right to receive dividend equivalents or any earnings thereon with respect to this Award.

Appendix
France
1.Nature of the Grant. In accepting the Award, Participant acknowledges that :
a.the Plan (including the Schedule providing specific and additional terms and conditions for French employees (the “French Sub-Plan”)) is established voluntarily by the Company, is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; all references in this Appendix to the “Plan” include the Plan as modified by the French Sub-Plan;
b.the grant of the Award is voluntary and occasional and does not create any contractual right to receive future awards under the Plan, or benefits in lieu of awards under the Plan, even if awards under the Plan have been granted repeatedly in the past;
c.all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
d.the Plan and/or the Award Agreement and/or the holding of shares of Stock subject to the Award shall not give the Participant any right to maintenance of his/her status and/or position with any Participating Company and shall not interfere in any way with the rights of any Participating Company to terminate his/her duties at any time, for any reason, in accordance with Applicable Laws;
e.the Award and the shares of Stock subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or other Participating Company;
f.the shares of Stock subject to the Award to be acquired by Participant shall be either (i) issued and allotted by way of new issue of shares of Stock by the Company; or (ii) existing shares of Stock to be transferred to Participant on the Acquisition Period End Date.
2.Scope of the Grant. In accepting the Award, Participant acknowledges that he/she:
a.(i) is an employee of the Company, (ii) is an employee of any Participating Company in which the Company directly holds at least 10% of the share capital; and/or (iii) holds a corporate directorship position in the Company; and
b.the grant of the Award, and the issue and allotment of underlying shares of Stock subject to the Award does not result in Participant holding more than 10% of the aggregate share capital of the Company.
3.Vesting/Accelerated Vesting. Participant shall only become the owner of the shares of Stock subject to the Award on the Vesting Date, as defined in the Award Agreement, which in no event may occur prior to the third anniversary of the grant date of the Award. Notwithstanding any other provision of the Award Agreement to the contrary, during the Acquisition Period, as defined in the French Sub-Plan, the Committee shall not be able to provide for accelerated vesting of the Award in the event of Total Disability, Retirement, in connection with a Change of Control or otherwise, provided that in the event of death of Participant during the Acquisition Period, the Award shall automatically vest and his/her heir(s) and/or eligible successor(s)) (ayant-droit(s)) may request an early issue and allotment of the shares of Stock subject to the Award, via a letter sent by registered post containing a request for acknowledgement of receipt sent to the Company (attention: [Compensation Department]) within six (6) months of the date of the death.
4.Transferability of the Awards. Notwithstanding any other provisions of the Award Agreement to the contrary, the Awards are not transferrable during the Acquisition Period. Any transfer of any Award made in violation of this Schedule shall be null and void and shall have no effect on the Company.
5.Acceptance of the Plan. Participant acknowledges that Participant is voluntarily participating in the Plan. Participant (i) has received copies, and reviewed the terms and conditions of the Plan, the Award Agreement and this Appendix and understands his/her rights, restrictions and obligations thereunder, (ii) approves with no reserve the terms and conditions of the Plan and the Award Agreement as amended by this Appendix in order to comply with the French Sub-Plan and (iii) has been afforded the opportunity to obtain counsel and advice with respect to the Plan, the Award Agreement and this Appendix.
6.Currency Fluctuation. Neither the Company nor any other Participating Company shall be liable for any exchange rate fluctuation between Participant’s local currency and the U.S. Dollar that may affect the value of the Award, or any amount due to Participant pursuant to the settlement of the Units or the subsequent sale of the Shares acquired upon settlement.
7.Language. If Participant received this Award Agreement or any other document related to this Award or the Plan which is translated in French and if the meaning of the translated version is different than the English version, the English version will control.
8.Tax consequences and dividends. Participant acknowledges that:
a.he/she shall pay the amount of employee’s contributions and income tax and any other tax of any kind owed from time to time in respect of the shares of Stock subject to the Award;
b.he/she shall communicate any personal information necessary to comply with the reporting requirements, income tax or social security charges pursuant to Applicable Law; and
c.a withholding of employee social security contributions and/or income tax at source may be applied to any proceeds from the transfer of the shares of Stock subject to the Award, as any Group Company may consider appropriate.
9.Dividend Equivalents. Notwithstanding anything other provision of the Award Agreement to the contrary, Participant will not be granted any rights to receive, and will not receive, any dividend equivalents or any accrued earning thereon with respect to the Award.
In the event of any conflict between the terms and conditions of this Appendix and the terms and conditions of the Award Agreement, the provisions of this Appendix shall prevail.